Exhibit 3.114

AMENDED AND RESTATED OPERATING AGREEMENT

of

EVERRAD, LLC

(a Florida Limited Liability Company)

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Operating Agreement”) of EverRad, LLC, a limited liability company (the “Company”), is entered into by Templeton Readings, Inc., the sole member (the “Member”), with effect as of the 5th day of May, 2011.

RECITAL

The Company was formed under and pursuant to the Florida Limited Liability Company Act (the “Act”) by the filing of Articles of Organization with the Florida Department of State on July 17, 2007.  The Member, as the sole current member of the Company, desires to enter into this Operating Agreement, amending the Amended and Restated Limited Liability Company Agreement of the Company dated as of April 1, 2009, pursuant to Section 9.03(a)(iii) thereof and the Section 423 of the Act, in order to set forth the terms and conditions of the business and affairs of the Company and to determine the rights and obligations of its Members.

NOW, THEREFORE, the Member, intending to be legally bound by this Operating Agreement, hereby agrees that the limited liability company operating agreement of the Company shall be as follows:

1.             Organization.  The Member hereby organizes the Company as a single-member Florida limited liability company pursuant to the provisions of the Act.

2.             Purpose; Powers.  The purpose of the Company shall be to engage in a teleradiology business and any other lawful business that may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Member from time to time.  The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 2.  The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 2.

3.             Capital.  The Member, or its predecessor, has contributed to the Company the amounts, property and services set forth in the books and records of the Company and shall own the sole membership interest (the “Interest”) in the Company.  The Member shall have no obligation to make any additional capital contributions to the Company.  The Member may make additional contributions of capital to the Company as the Member determines is necessary, appropriate or desirable.

4.             Rights, Power and Authority of the Member; Member-Management.  The Member shall have the full and exclusive right, power and authority to manage the affairs of the Company, to make all decisions with respect thereto and to do or cause to be done any and all acts or things deemed by the Member to be necessary, appropriate or desirable to carry out or further the business of the Company.

By written approval of the Member, the Member is authorized to admit any Person as an additional Member of the Company (“Additional Members”), and each such Person shall be admitted as an Additional Member at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Member and assigned a percentage of Interest as set forth in the books and records of the Company.  All Members shall then amend this Agreement to the extent necessary to reflect their multiple Interests in the Company.

5.             Liability of the Members.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

6.             Indemnification.  The Company shall indemnify the Members and any of the Members’ agents, affiliates, successors or assigns (individually, an “Indemnified Party”) against any and all judgments, costs, losses, liabilities and damages (including attorneys’ fees and expenses) paid or incurred by the Indemnified Party in connection with the activities of the Company or in dealing with third parties on behalf of the Company, to the fullest extent provided or allowed by applicable law.

7.                Amendments and Waiver.  This Operating Agreement or the Company’s Articles of Organization may only be amended with the written consent of the Members.  Failure of any party to enforce any of the provisions of this Operating Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Operating Agreement in accordance with its terms. The parties hereto agree that the addition of new parties to this Operating Agreement shall not constitute a modification, amendment or waiver of this Operating Agreement.

8.             Dissolution and Winding-up of the Company.  The Company shall be dissolved upon the first to occur of (a) the written consent of the Members, or (b) the entry of a decree of judicial dissolution under the Act.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Amended and Restated Operating Agreement has been made and executed by the Member effective as of the date first written above.

MEMBER:

TEMPLETON READINGS, LLC

By: EmCare, Inc., its sole Member

By:	/s/ William A. Sanger
Name:	William A. Sanger
Title:	Chief Executive Officer